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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              CN BIOSCIENCES, INC.
                                       AT
                              $25.00 NET PER SHARE
                                       BY
                             EM ACQUISITION CORP.,
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                          EM INDUSTRIES, INCORPORATED,
                             AN INDIRECT SUBSIDIARY
                                       OF
                         MERCK KGAA, DARMSTADT, GERMANY

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 23, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               November 25, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by EM Acquisition Corp. a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of EM Industries, Incorporated a New York corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of CN Biosciences, Inc., a Delaware corporation (the "Company"), at a price of $25.00 per Share, net to the seller in cash without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 25, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 1998 (the "Merger Agreement"), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. At the effective time of the Merger, subject to certain exceptions, each issued and outstanding Share not tendered in the Offer will be converted into the right to receive the Per Share Amount, less any required withholding taxes. The Merger Agreement is more fully described in
Section 12 of the Offer to Purchase.

     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the outstanding Shares on a fully diluted basis, and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar applicable foreign laws. The Offer is also subject to other conditions. See Section 14 of the Offer to Purchase.

     The Board of Directors of the Company has unanimously approved the Offer and the Merger Agreement and has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders and unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

     Enclosed for your information and use are copies of the following documents:

          1.  Offer to Purchase;

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          2.  Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the expiration of the Offer, or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

          4. A letter to stockholders of the Company from Mr. Stelios B. Papadopoulos, Chairman, President and Chief Executive Officer of the Company, together with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 23, 1998, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date (as defined in the Offer to Purchase) and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase), and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

     Stockholders who wish to tender Shares but cannot deliver the Share certificates or other required documents, or cannot comply with the procedures for book-entry transfer, prior to the expiration of the Offer, must follow the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer, or other person (other than the Dealer Manager or the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to or obtained from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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